NEWS RELEASE

MMI PRODUCTS, INC.

Contact: Robert N. Tenczar

Chief Financial Officer

(281) 876-0080

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

MMI Products, Inc. Postpones April 11, 2006 Conference Call

HOUSTON, Texas, April 7, 2006 - MMI Products, Inc. ("MMI", the "Company") announces that the telephone conference call to discuss its fourth quarter and annual results for fiscal year 2005 scheduled for Tuesday, April 11, 2006 has been postponed. Details relating to a rescheduling will be forthcoming.

Chief Financial Officer Robert Tenczar states, "We regret having to delay this session and any inconvenience it may cause."

Organized in 1953, MMI Products, Inc. is a wholly-owned subsidiary of Merchants Metals Holding Company. MMI Products is a leading manufacturer and distributor of products used in the North American public infrastructure, nonresidential and residential construction industries with established leading market positions in each of two reporting segments, Concrete Construction Products and Fence. The Concrete Construction Products segment consists of various classes of welded wire reinforcement, that serve as a structural grid for concrete construction used in building, road, bridge, and sewage and drainage projects, and PC strand, which is used in pre-tensioned and post-tensioned concrete construction. In addition, the Concrete Construction Products segment produces over 2,000 types of hardware accessories used in concrete construction activity, including precast, tilt-up and masonry applications; products used to position and install steel reinforcing bar; and welded steel reinforcing products. Products in the Fence segment include all types of galvanized and vinyl-coated chain-link fence fabric, ornamental fencing, fittings, and other related products which are manufactured and distributed by the Company, as well as wood, vinyl and aluminum fence, pipe, tubing, access control equipment and other products that are primarily manufactured by third parties and distributed by the Company.